Exhibit 4.4

[CONSIDER IF TO ADD LOGO]

Magal Security Systems Ltd.
P.O. Box 70, Industrial Zone
Yehud 56100, Israel

[           ]

To holders of ordinary shares of Magal Security Systems Ltd.:

Enclosed are the prospectus and other materials relating to a Rights Offering by Magal Security Systems Ltd.  Please carefully review the prospectus, which describes how you can participate in the Rights Offering.  You will be able to exercise your subscription rights to purchase additional ordinary shares only during a limited period.  You will find answers to some frequently asked questions about the Rights Offering beginning on page 3 of the prospectus.  You should also refer to the detailed Instructions as to Use of Subscription Certificates, which is attached to this letter.  All exercises of subscription rights are irrevocable.

The following is a summary of the terms of the Rights Offering:

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You will receive one non-transferable subscription right for every [___] ordinary share[s] you hold of record at the close of business on [             ].  We will not issue fractional subscription rights or cash in lieu of fractional subscription rights.  Fractional subscription rights will be rounded down to the nearest whole number.

•	You may purchase one ordinary share, par value NIS 1.0 of Magal Security Systems Ltd. for each whole subscription right you receive at a subscription price of $[__] per share.

•	If you exercise in full the subscription rights issued to you, you may subscribe for additional ordinary shares through the oversubscription right, as more fully described in the prospectus.

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The Rights Offering will expire at 5:00 p.m., Eastern Time (midnight, Israel time), on [             ].  If you do not exercise your subscription rights before that time, they will expire and will have no monetary value.

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You cannot revoke the exercise of either your basic or over-subscription rights, unless we amend the terms of the Rights Offering (other than extending the expiration date), in which case you may revoke your exercise before the expiration date.

•	If your ordinary shares are held in the name of a bank, dealer or other nominee, you must contact your bank, dealer or other nominee if you wish to participate in the Rights Offering.

If you have any questions concerning the Rights Offering, please feel free to contact us at +972-3-5391490.

Very truly yours,

MAGAL SECURITY SYSTEMS LTD.